JPMorgan Upside Auto Callable Reverse Exchangeable Notes linked to the common stock of Ford Motor Company. due October 29, 2014

The notes are designed for investors who seek a higher interest rate than either the current dividend yield on the Reference Stock or the yield on a conventional debt security with the same maturity issued by us. Investors should be willing to forgo the potential to participate in the appreciation of the Reference
Stock, to accept the risks of exposure to equities in general and the Reference
Stock, and also be willing to assume the risks associated with an automatic call of the notes and, if the notes are not automatically called, lose some or all of their principal at maturity. Any payment of the notes is subject to the credit risk of JPMorgan Chase and Co.

Trade Details/Characteristics

Reference Stock:        The common stock, par value of $0.01 per share, of
                                                        Ford Motor Company.
                        10.10% per annum if the notes are not automatically
                                called; or if they are automatically called:
Interes Rate:           [] 2.525% if the notes are automatically called on
                                                the first Call Date;
                        [] 5.050% if the notes are automatically called on
                                                the second Call Date; or
                        [] 7.575% if the notes are automatically called on
                                        the final Call Date
Buffer Amount:          20% of the Initial Share Price, subject to adjustments
Automatic Call:         If on any of the Call Dates, the closing price of
                        one share of the Reference Stock is greater than the
 Initial Share Price, the notes
                        will be automatically called on that Call Date.
Payment if Called:      If the notes are automatically called, on the applicable
                                 Call Settlement Date, for each $1,000 principal
 amount note, you will
                        receive  $1,000 plus any accrued and unpaid  interest to
but excluding that Call Settlement Date.
Payment at Maturity:    If the notes are not automatically called, the payment
                        at maturity, in excess of any accrued and unpaid
 interest, will be based
                        on the performance of the Reference Stock. For each
                          $1,000 principal amount note, you will receive $1,000
 plus any accrued
                        and unpaid interest at maturity, unless the Final Share
                        Price is less than the Initial Share Price by more
 than the Buffer Amount
                        If the notes are not automatically  called and the Final
Share Price is less than the Initial Share Price by
 more than the Buffer
                        Amount, at maturity you will receive, in addition to
                                any accrued and unpaid interest, instead of the
 principal amount of your
                        notes, a cash payment equal to the Cash Value. The Cash
                        Value will be less than the principal amount of your
 notes, and may
                        be zero.
Cash Value:             The product of (1) $1,000 divided by the Initial Share
                                Price and (2) the Final Share Price, subject to
 adjustments
Initial Share Price:    The closing price of the Reference Stock on the Pricing
                                Date, divided by the Stock Adjustment Factor.
Final Share Price:      The arithmetic average of the closing prices of one
                             share of the Reference Stock on each of the Ending
 Averaging Dates
Pricing Date:           October 11, 2013
Settlement Date:        On or about, October 16, 2013
Call Dates:

January 23, 2014 (first Call Date), April 24, 2014 (second Call Date), July 24,
2014 (third Call Date). Call Settlement Dates: With respect to each Call Date, the first Interest Payment Date occurring after that Call Date Interest Payment
Dates: January 28, 2014, April 29, 2014, July 29, 2014, and the Maturity Date
Ending Averaging Dates: October 20, 2014, October 21, 2014, October 22, 2014,
October 23, 2014, and October 24, 2014 Preliminary

Term                                                                      Sheet:

http://www.sec.gov/Archives/edgar/data/19617/000095010313005904/
dp41198_fwp-1013.htm

Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value of the notes when the terms are set.

Risk Considerations

[]   Your investment in the notes may result in a loss of some or all of your principal.

[]   The automatic call feature may force a potential early exit

[]   Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

[]   The benefit provided by the Buffer Amount may terminate near maturity.

[]   The appreciation potential of the notes is limited to the principal amount plus accrued interest regardless of any appreciation in the Refererence
     Stock.

[]   The Buffer Amount applies only if you hold the notes to maturity

[]   JPMorgan Chase and Co. and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as a calculation agent and hedging JPMorgan Chase and Co.'s obligations under the notes. Their interests may be adverse to your interests.

[]   If the notes are automatically called early, there is no guarantee that you will be able to reinvest the proceeds at a comparable return for a similar level of risk.

[]   No ownership or dividend rights in the Reference Stock.

[]   Lack of liquidity: J.P. Morgan Securities LLC ("JPMS") intends to offer to purchase the notes in the secondary market, but is not required to do so.
     Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

[]   The anti-dilution protection for the Reference Stock is limited and may be discretionary.

[]   JPMS' s estimated value does not represent the future value of the notes and may differ from others' estimates.

[]   JPMS's estimated value will be lower than the issue price (price to the public) of the notes.

[]   JPMS's estimated value is not determined by reference to credit spreads for our convential fixed rate debt.

[]   Secondary market prices of the notes will likely be lower than the price you paid for the notes and will be impacted by many economic and market factors.

[]   The averaging convention used to calculate the Final Share Price could limit returns.

Examples of Hypothetical Payments at Maturity for Each $1,000 Principal Amount
Note The following table illustrates hypothetical payments at maturity or upon an automatic call on a $1,000 investment in the notes, based on a range of hypothetical Final Share Prices and closing prices on any of the Call Dates. The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity, we have also assumed the following: Initial Share Price: $17.00 Buffer Amount (in U.S.
dollars): $3.40

Interest Rate: 10.10% per annum if the note is held to maturity:

[]   2.525% (10.10% per annum) if the notes are automatically called on the first Call Date

[]   5.050% (10.10% per annum) if the notes are automatically called on the second Call Date

[]   7.575% (10.10% per annum) if the notes are automatically called on the third Call Date

                                                     Hypothetical Final Share
 Hypothetical Highest
 Payment on the applicable Call
 Hypothetical Final Share  Price expressed as a    Payment on the applicable
Closing Price on any of the                 Payment at Maturity**
 Settlement Date/Maturity Date
                 Price     percentage of Initial    Call Settlement Date**
     Call Dates
 Including Coupon
                                                         Share Price
      $34.00      NA         NA        $1,000.00    $1,000.00     $1,010.10
      $25.50      NA         NA        $1,000.00    $1,000.00     $1,010.10
      $21.25      NA         NA        $1,000.00    $1,000.00     $1,010.10
      $17.85      NA         NA        $1,000.00    $1,000.00     $1,010.10
      $17.00    $17.00     100.00%       NA         $1,000.00     $1,010.10
      $17.00    $16.15     95.00%        NA         $1,000.00     $1,010.10
      $14.80    $13.60     80.00%        NA         $1,000.00     $1,010.10
      $13.00    $12.75     75.00%        NA         $750.00       $760.10
      $12.20    $8.50      50.00%        NA         $500.00       $510.10
      $6.00     $4.25      25.00%        NA         $250.00       $260.10
      $3.40     $0.00       0.00%        NA          $0.00        $10.10

** Note that you will receive at maturity or on the applicable Full Settlement
Date, as applicable, accrued and unpaid interest in cash, in addition to (1) at maturity, the Cash Value or the principal amoutn of the notes or (2) on the applicable Call Settlement Date, $1,000 in cash.

Hypothetical Return on a Note First Three Call Dates Compare the closing price of one share of the Reference Stock to the Initial Stock Price until the final
Ending Averaging Dates

If the closing price of the Reference Stock is greater The Notes will be automatically called and you will receive (i) the principal amount plus (ii) the interest Automatic Call than or equal to the Initial Stock Price payment for the respective Call Date

If the closing price of the Reference Stock is less No Automatic Call You will receive the interest payment and proceed to the next call date than the Initial
Stock Price

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co.
has filed with the SEC for more complete information about JPMorgan Chase and
Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement and term sheet if you so request by calling toll-free 866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase and Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC is a member of FINRA, NYSE and
SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.

Filed pursuant to Rule 433 Registration Statement No. 333-177923 Dated: October
08, 2013